[ERNST & YOUNG LOGO]        Kost Forer Gabbay & Kasierer    Phone: 972-3-6232625
                            3 Aminadav St.                  Fax:   972-3-5622355
                            Tel-Aviv 67067, Israel


March 16, 2004



                        CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Hotel Outsource Management International, Inc. Our Report dated June 15, 2003 with respect to the consolidated financial statement of Hotel Outsource Management International, Inc. included in its Registration Statement on Form SB-2 for the year ended December 31, 2002 filed with the Securities and Exchange Commission.


Sincerely Yours,

/s/ Kost Forer Gabbay and Kasierer
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Kost Forer Gabbay and Kasierer
A member of Ernst & Young Global








  Kost Forer Gabbay and Kasierer is a member practice of Ernst & Young Global